EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I
(Form Type)

Hamilton Lane Private Assets Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1 Transaction Values

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$172,030,018(1)	$0.0001531	$26,337.80
Fees Previously Paid
Total Transaction Valuation	$172,030,018
Total Fees Due for Filing			$26,337.80
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$26,337.80

(1)	Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to 10,135,553 Shares (approximately 5.00% of the net assets of the Fund as of February 28, 2025) based on a net asset value per Class D Share, Class I Shares and Class R Share as of close of business on February 28, 2025 of $17.00, $17.18 and $16.65, respectively.

Table 2 - Fee Offset Claims and Sources(2)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

(2)	Not Applicable.